C  O  N  S  U  L  T  I  N  G     A  G  R  E  E  M  E  N   T


     AGREEMENT made as of the 1st day of March, 2003 by and between On The Go Healthcare, Inc., maintaining its principal offices at 85 Corstate Ave, Unit 1, Concord, Ontario, CN L4K 4Y2 (hereinafter referred to as "Client") and
Geoffrey Eiten maintaining his principal offices at 105 Centre St, Dover, MA 02030 (hereinafter referred as "Mr. Eiten").


W I T N E S S E T H :

        WHEREAS, Mr. Eiten is engaged in the business of financial consulting services and has knowledge, expertise and personnel to render the requisite services to Client; and

        WHEREAS, Client is desirous of retaining Mr. Eiten for the purpose of obtaining these services so as to better, more fully and more effectively deal more effectively in the investment banking community.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

      I. Engagement of Mr. Eiten. Client herewith engages Mr. Eiten and Mr. Eiten agrees to render to Client financial consulting services.

         A. The consulting services to be provided by the Mr. Eiten shall include, but are not limited to, the development,implementation and maintenance of a sound advisory strategy. Client acknowledges that Mr. Eiten's ability to relate information regarding Client's activities is directly related to the information provided by Client to Mr. Eiten.

		1. Corporate Planning (a) develop an in-depth familiarization with the Client's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof, (b)alert the Client to new or emerging high potential forms of production and distribution which could either be acquired or developed internally, (c) comment on the Client's corporate development including such factors as position in competitive environment, financial performances vs copetition, strategies, operational viability, etc., and (c) identify prospective suitable mergers or acquisition candidates for the Client, perform appropriate diligence investigations with respect thereto, advise the Client with respect to the desirability of pursuing such candidates, and assist the client in any negotiations which may ensue therfrom.


         B. Client acknowledges that Mr. Eiten will devote such time as is reasonably necessary to perform the services for Client, having due regard for Mr. Eiten's commitments and obligations to other businesses for which it performs consulting services.

     II. Compensation and Expense Reimbursement.

         A. Client will pay Mr. Eiten, as compensation for the services provided for in this Agreement and as reimbursement for expenses incurred by Mr. Eiten on Client's behalf, in the manner set forth in Schedule A annexed to this Agreement which
                Schedule is incorporated herein by reference.

         B. In addition to the compensation and expense reimbursement referred to in Section 2(A) above, Mr. Eiten shall be entitled to receive from Client a "Transaction Fee", as a result of any Transaction (as described below) between Client and any other company, entity, person, group or persons or other party which is introduced to, or put in contact with, Client by Mr. Eiten, or by which Client has been introduced to, or has been put in contact with, by Mr. Eiten. A "Transaction" shall mean merger, sale of stock, sale of assets, consolidation or other similar transaction or series or combination of transactions whereby Client or such other party transfer to the other, or both transfer to a third entity or person, stock, assets, or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights, or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or business opportunity with the other for purposes of future business operations and opportunities. To be a Transaction covered by this section, the transaction must occur during the term of this Agreement or the one year period following the expiration of this Agreement.

The calculation of a Transaction Fee shall be based upon the total value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to, the Client and shall equal 10% of the dollar value of the Transaction. Such fee shall be paid by certified funds at the closing of the Transaction.

Term and Termination. This Agreement shall be for a period of one year commencing March 1 2003 and terminating February 29, 2004. If the Client does not cancel the contract during the term, the contract will be automatically extended for an three months. Either party hereto shall have the right to terminate this Agreement upon 30 days prior written notice to the other party after the first 360 days.

Treatment of Confidential Information. Mr. Eiten shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Mr. Eiten in connection with Mr. Eiten's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). The Mr. Eiten will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Mr. Eiten is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

Representation by Mr. Eiten of other clients. Client acknowledges and consents to Mr. Eiten rendering financial consultation services to other clients of the Mr. Eiten engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Mr. Eiten. Client acknowledges that Mr. Eiten, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Mr. Eiten, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Mr. Eiten.

Independent Contractor. It is expressly agreed that Mr. Eiten is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Mr. Eiten or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Entire Agreement. The within agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Law to Govern; Forum for Disputes. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principle of conflict of laws. Each party acknowledges to the other that courts within the City of Boston, Massachusetts shall be the sole and exclusive forum to adjudicate any disputes arising under this agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.




                                       By: /s/Geoffrey Eiten
                                       -----------------------
                                           Geoffrey Eiten


                                       On The Go Healthcare, Inc.




                                       By: /s/Stuart Turk
                                       -----------------------
                                           Stuart Turk, CEO

SCHEDULE A-1
Payment for services and expenses.



PAYMENT FOR SERVICES EXPENSES

        A. For the services to be rendered and performed by Mr. Eiten during the term of the Agreement, Client shall pay to Mr. Eiten 750,000 shares.

        B. Mr. Eiten agrees to pay for all out-of-pocket expenses incurred in the performance of its duties for Client. Mr. Eiten agrees that any travel, entertainment or other expense which it may incur and that may be referable to more than one of its clients (including Client) will be paid for by Mr. Eiten






                                       By: /s/Geoffrey Eiten
                                       -----------------------
                                           Geoffrey Eiten


                                       On The Go Healthcare, Inc.




                                       By: /s/Stuart Turk
                                       -----------------------
                                           Stuart Turk, CEO